Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Wednesday, February 13, 2013
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS

FOURTH QUARTER AND FULL YEAR RESULTS

Full Year Operating Cash Flows of $158 Million

$95 Million Special Dividend Paid

NORTHBROOK, IL — February 13, 2013 — KapStone Paper and Packaging Corporation (NYSE: KS) today reported preliminary results for the fourth quarter and year ended December 31, 2012.

For the fourth quarter ended December 31, 2012:

•                  Record net sales of $301 million, up 12% versus 2011

•                  Diluted EPS of $0.22, down $1.34 per share versus prior year

•                  Adjusted Diluted EPS of $0.28, down $0.01 per share versus prior year

•                  Adjusted EBITDA of $38 million, flat with prior year

For the year ended December 31, 2012:

•                  Record net sales of $1,217 million, up $311 million versus 2011, or 34%

•                  Diluted EPS of $1.31, down $1.30 per share versus 2011

•                  Record Adjusted Diluted EPS of $1.48, up $0.07 per share versus prior year

•                  Record Adjusted EBITDA of $183 million, up $18 million, or 11% versus prior year

Roger W. Stone, Chairman and Chief Executive Officer, stated, “Fourth quarter completed a transformational year for KapStone as we successfully integrated our 2011 acquisition of U.S. Corrugated.  The acquisition has been a significant contributor to KapStone’s earnings this year, and we expect additional benefits in 2013.

“Average mill revenue per ton increased during the quarter by approximately $14 to $634 as our fall domestic containerboard price increase was fully implemented by the end of the quarter. Our corrugated operations realized the benefits from their fall price increase with most of the increase implemented by December. In the fourth quarter, we completed major planned maintenance at two of our mills which resulted in the loss of 12,500 tons of production.  For the year, our mills ran very well, and our legacy mills achieved an all-time production record for the year of 1.32 million tons.

“Cash flow from operations for 2012 reached $158 million, a $21 million increase over 2011. Given the strength of our cash flows and the uncertain tax environment, we paid a special dividend of $2.00 per share on over 47 million shares in late December.”

Fourth Quarter Operating Highlights

Net sales for the quarter ended December 31, 2012 were $301.0 million, an increase of 12 percent, when compared to the 2011 fourth quarter sales of $268.8 million. The increase in net sales was attributable primarily to the USC acquisition (the 2012 quarter included three months of results for USC compared to only two months in 2011’s fourth quarter due to the acquisition being completed on October 31, 2011) and higher selling prices, partially offset by lower external sales volume as more tons were used internally by our corrugated operations. Average mill revenue per ton increased to $634 in the current quarter versus $620 during the fourth quarter of 2011, reflecting the partial realization of the $50 per ton domestic containerboard increase.

Operating income of $18.6 million for the 2012 quarter declined from the prior year’s results by $2.0 million, or 10 percent.  Operating income improved due to the USC acquisition and higher prices.  Fourth quarter operating income was negatively impacted by increases in input costs and higher planned maintenance outage costs.

Interest expense was $1.8 million for the fourth quarter of 2012, which increased by $0.1 million versus the comparable quarter in 2011 as a result of increased borrowings partially offset by lower interest rates. In addition, amortization of debt issuance costs of $0.7 million for the 2012 quarter declined by $0.5 million compared to the 2011 quarter. At December 31, 2012, the interest rate on the Company’s term loan was 1.71 percent.

The effective income tax rate for the 2012 fourth quarter was 36.9 percent compared to 35.7 percent for the first nine months of 2012. The higher tax rate in the fourth quarter of 2012 includes a lower expected benefit from the domestic manufacturing deduction. The effective income tax rate in the 2011 quarter was negative as it included the benefit from the reversal of tax reserves of $63.0 million related to alternative mixture tax credits.  The 2011 effective income tax rate, excluding the impact of the tax credit reversal, was 35.8 percent.

Full Year Operating Highlights

Net sales for the year ended December 31, 2012, were $1,216.6 million, an increase of 34 percent, compared to 2011 sales of $906.1 million. The increase in net sales was attributable primarily to the USC acquisition (twelve months included in 2012 compared to two months in 2011) partially offset by lower selling prices and less favorable foreign exchange rates on the euro. Average mill revenue per ton decreased to $622 versus $627 in 2011.

Operating income of $109.6 million for the year ended December 31, 2012 exceeded the prior year’s results by $2.8 million. The improvement resulted from the full year impact of the USC acquisition partially offset by higher input costs, lower selling prices, and the less favorable euro.

Interest expense was $8.3 million for the year ended December 31, 2012, up $4.7 million from a year ago as a result of increased borrowings relating to the USC acquisition.  Amortization of debt issuance costs of $3.5 million for 2012 increased by $1.0 million from a year ago due to a full year of amortization on the $13.8 million of debt issuance costs paid for the new credit agreement.

The effective income tax rate for the year ended December 31, 2012 was 35.9 percent compared to (23.6) percent for 2011. The 2012 effective income tax rate includes a lower expected benefit from the domestic manufacturing deduction. The 2011 effective income tax rate was negative due to the reversal of tax reserves related to the alternative fuel mixture credits upon completion of the 2009 IRS examination in the fourth quarter of 2011. The adjusted effective income tax rate in 2011 was 38.0 percent when the alternative fuel mixture tax credit is excluded.  We expect our effective income tax rate for 2013 to be 35.0 percent excluding any discrete adjustments.

Cash Flow and Working Capital

Cash and cash equivalents decreased by $19.8 million in the quarter ended December 31, 2012, to $16.5 million. For the fourth quarter of 2012, operating activities provided $40.3 million, investing activities used $25.8 million for capital expenditures and financing activities used $34.3 million.

In the fourth quarter of 2012, due to the strength of our cash flows and the uncertain tax environment, the Company’s Board of Directors approved a $2.00 per share special cash dividend which totaled $94.9 million.  In addition, employees elected cashless exercises of 1.3 million stock options.  To pay for their related payroll taxes, the employees surrendered 0.4 million shares, and the Company then used $8.3 million of cash to pay the taxes.  In addition, operating cash flows were reduced by $6.7 million as the Company accelerated payment of approximately 80 percent of 2012 incentive compensation which typically would be paid in the following year.

For the full 2012 year, capital expenditures totaled $67.2 million including approximately $25.0 million for maintenance capital and the remainder for strategic projects such as $10.0 million for information systems projects and $4.0 million for the Charleston paper machine upgrade.   The Company expects total capital expenditures to increase to $73.0 million in 2013 including $19.0 million for the Charleston upgrade project and $9.0 million for the opening of the Company’s new manufacturing facility in Aurora, Illinois.

Total net debt outstanding as of December 31, 2012, was $352.3 million and increased by $82.7 million during the fourth quarter of 2012 primarily due to the short-term borrowings for the payment of the special dividend.  For the year, net debt increased by $5.0 million.

At December 31, 2012, the Company had approximately $16.5 million of cash, $68.7 million of working capital and $79.6 million of revolver borrowing capacity.

The Company was in compliance with all debt covenants at December 31, 2012.

Conclusion

In summary, Stone commented, “We have positive momentum as we move into 2013 with higher containerboard and corrugated prices, the $50 per ton kraft paper increase announced in January, and the realization of additional acquisition synergies. In early January 2013, we announced the opening of our new 192,000 square foot Aurora, Illinois manufacturing facility. The plant should be operational in March. We are confident that we are in an excellent position to continue to grow the company profitably.”

Conference Call

KapStone will host a conference call at 11 a.m. ET, February 14, 2013 to discuss the Company’s financial results for the 2012 year and fourth quarter.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 800.901.5241
International: 617.786.2963
Participant Passcode: 25259805

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.  The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (https://www.streetevents.com) a password-protected event management site.

A replay of the webcast will be available for 30 days on the Company’s web site following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of containerboard, unbleached kraft paper and corrugated products. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes three paper mills and 15 converting plants across the eastern and Midwestern US. The business employs approximately 2,700 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures.  Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs. Reconciliations of Net Income to EBITDA, EBITDA to Adjusted EBITDA, Net Income to Adjusted Net Income, Basic EPS to Adjusted Basic EPS, and Diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release.  However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as  “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements.

Factors that could cause actual results to differ materially include, but are not limited to: (1)  industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth including the integration of the US Corrugated acquisition; (5) the ability to pay the Company’s debt obligations;  (6) the ability to carry out the Company’s strategic initiatives and manage associated costs; (7)  the income tax impact of the federal incentive program for cellulosic biofuel producers.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(preliminary and unaudited)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended December 31,		Variance	Year Ended December 31,		Variance
	2012	2011	%	2012	2011	%

Net sales	$300,991	$268,753	12.0%	$1,216,637	$906,119	34.3%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	219,624	196,781	-11.6%	866,124	628,613	-37.8%
Depreciation and amortization	17,016	14,507	-17.3%	63,124	51,036	-23.7%
Freight and distribution expenses	26,814	22,814	-17.5%	108,438	79,643	-36.2%
Selling, general and administrative expenses	19,008	14,373	-32.2%	70,055	41,265	-69.8%
Other operating income	36	309	-88.3%	664	1,179	-43.7%
Operating income	18,565	20,587	-9.8%	109,560	106,741	2.6%

Foreign exchange gain / (loss)	96	(198)	148.5%	(303)	(319)	5.0%
Interest expense, net	1,769	1,655	-6.9%	8,295	3,599	-130.5%
Amortization of debt issuance costs	740	1,216	39.1%	3,479	2,482	-40.2%
Income before provision for income taxes	16,152	17,518	-7.8%	97,483	100,341	-2.8%
Provision for income taxes	5,959	(56,678)	-110.5%	34,978	(23,640)	-248.0%
Net income	$10,193	$74,196	-86.3%	$62,505	$123,981	-49.6%

Net income per share:
Basic	$0.22	$1.60		$1.34	$2.68
Diluted	$0.22	$1.56		$1.31	$2.61

Weighted-average number of shares outstanding:
Basic	46,994,747	46,424,982		46,713,456	46,287,183
Diluted	47,404,980	47,585,093		47,726,439	47,487,623

Effective income tax rate	36.9%	-323.5%		35.9%	-23.6%

Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):

Net income (GAAP)	$10,193	$74,196	-86.3%	$62,505	$123,981	-49.6%
Interest expense, net	1,769	1,655	-6.9%	8,295	3,599	-130.5%
Amortization of debt issuance costs	740	1,216	39.1%	3,479	2,482	-40.2%
Provision for income taxes	5,959	(56,678)	110.5%	34,978	(23,640)	248.0%
Depreciation and amortization	17,016	14,507	-17.3%	63,124	51,036	-23.7%
EBITDA (Non-GAAP)	$35,677	$34,896	2.2%	$172,381	$157,458	9.5%

Acquisition, start up and other expenses	1,091	2,441	55.3%	5,049	3,540	-42.6%
Stock-based compensation expense	920	759	-21.2%	5,242	3,985	-31.5%
Adjusted EBITDA (Non-GAAP)	$37,688	$38,096	-1.1%	$182,672	$164,983	10.7%

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$10,193	$74,196		$62,505	$123,981
Realization of unrecognized tax benefit	—	(63,026)		—	(63,026)
Income tax adjustments	1,657	—		1,657	1,228
Acquisition, start up and other expenses	685	1,877		3,171	2,483
Stock-based compensation expense	578	490		3,292	2,471
Adjusted Net Income (Non-GAAP)	$13,113	$13,537		$70,625	$67,137

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.22	$1.60		$1.34	$2.68
Realization of unrecognized tax benefit	—	(1.36)		—	(1.36)
Income tax adjustments	0.04	—		0.04	0.03
Acquisition, start up and other expenses	0.01	0.04		0.07	0.05
Stock-based compensation expense	0.01	0.01		0.07	0.05
Adjusted Basic EPS (Non-GAAP)	$0.28	$0.29		$1.52	$1.45

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.22	$1.56		$1.31	$2.61
Realization of unrecognized tax benefit	—	(1.32)		—	(1.33)
Income tax adjustments	0.04	—		0.03	0.03
Acquisition, start up and other expenses	0.01	0.04		0.07	0.05
Stock-based compensation expense	0.01	0.01		0.07	0.05
Adjusted Diluted EPS (Non-GAAP)	$0.28	$0.29		$1.48	$1.41

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2012	2011
	(preliminary and unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,488	$8,062
Trade accounts receivable, net of allowances	111,592	108,320
Other receivables	10,061	11,247
Inventories	113,511	110,054
Prepaid expenses and other current assets	9,808	4,207
Deferred income taxes	5,864	10,048
Total current assets	267,324	251,938

Plant, property and equipment, net	576,115	567,195
Other assets	4,412	4,313
Intangible assets, net	57,027	63,715
Goodwill	226,289	237,193
Total assets	$1,131,167	$1,124,354

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$6,094
Short-term borrowings	63,500	—
Accounts payable	89,638	81,051
Accrued expenses	25,032	21,217
Accrued compensation costs	20,421	27,445
Total current liabilities	198,591	135,807

Long-term debt, net of current portion	294,310	335,635
Pension and post-retirement benefits	13,193	10,676
Deferred income taxes	96,459	84,316
Other liabilities	10,666	11,642
Total other liabilities	414,628	442,269

Stockholders’ equity:
Common stock $0.0001 par value	5	5
Additional paid-in capital	236,034	230,665
Retained earnings	285,011	318,068
Accumulated other comprehensive loss	(3,102)	(2,460)
Total stockholders’ equity	517,948	546,278
Total liabilities and stockholders’ equity	$1,131,167	$1,124,354

KapStone Paper and Packaging Corporation

Consolidated Statements of Cash Flows

(In thousands)

(preliminary and unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Operating activities:
Net income	$10,193	$74,196	$62,505	$123,981
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	17,016	14,507	63,124	51,036
Stock-based compensation expense	920	759	5,242	3,985
Excess tax benefits from stock-based compensation	(6,159)	(151)	(8,037)	(1,332)
Amortization of debt issuance costs	740	1,216	3,479	2,482
Loss on disposal of fixed assets	329	287	1,202	910
Deferred income taxes	547	11,551	23,128	41,766
Changes in operating assets and liabilities	16,789	(70,033)	7,186	(86,452)
Net cash provided by operating activities	$40,377	$32,332	$157,829	$136,376

Investing activities:
KPB acquisition earn-out payment	$—	$—	$—	$(49,700)
USC acquisition	—	(331,632)	(314)	(331,632)
Restricted cash	—	15,000	—	—
Capital expenditures	(25,838)	(16,269)	(67,237)	(42,531)
Net cash used in investing activities	$(25,838)	$(332,901)	$(67,551)	$(423,863)

Financing activities:
Proceeds from revolving credit facility	$63,500	$—	$142,900	$7,600
Repayments on revolving credit facility	—	—	(79,400)	(7,600)
Proceeds from long-term debt	—	375,000	—	375,000
Repayments of long-term debt	—	(120,455)	(50,000)	(134,582)
Debt issuance costs for new credit facility	—	(13,031)	—	(13,819)
Proceeds from other current borrowings	—	—	3,398	2,273
Repayments of other current borrowings	(622)	(623)	(3,398)	(2,273)
Cash dividends paid	(94,910)	—	(94,910)	—
Payment of withholding taxes on stock awards	(8,317)	—	(9,496)	(952)
Proceeds from exercises of stock options	272	247	1,345	1,264
Excess tax benefits from stock-based compensation	6,159	151	8,037	1,332
Proceeds from issuance of shares to ESPP	—	—	241	192
Loan amendment costs	(437)	—	(569)	(244)
Net cash provided by (used in) financing activities	$(34,355)	$241,289	$(81,852)	$228,191

Net increase / (decrease) in cash and cash equivalents	(19,816)	(59,280)	8,426	(59,296)
Cash and cash equivalents-beginning of period	36,304	67,342	8,062	67,358
Cash and cash equivalents-end of period	$16,488	$8,062	$16,488	$8,062